Exhibit 10.18

Execution Version

Framework Agreement

in relation to the sale of VLCC vessels

dated 7 July 2014

between

Maersk Tankers Singapore Pte Ltd

as Sellers

and

Euronav NV or a nominated company (fully guaranteed by Euronav NV)

as Buyers

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Contents

1	DEFINITIONS	3
2	SALE OF THE VESSELS	4
3	ACCEDING BUYERS	4
4	PURCHASE PRICE AND DEPOSIT	5
5	DELIVERY OF THE VESSELS	6
6	THE CHARTER PARTIES	7
7	GENERAL DEFAULT PROVISION	7
8	BUYERS’ DEFAULT	8
9	SELLERS’ DEFAULT	9
10	MISCELLANEOUS DEFAULT PROVISION	9
11	SIGNING	10
12	CONDITIONS	10
13	GOVERNMENTAL APPROVALS	10
14	INTEREST	11
15	ASSIGNMENT	11
16	CONFIDENTIALITY	11
17	REPRESENTATIONS AND WARRANTIES	12
18	INTERPRETATION	12
19	COSTS AND EXPENSES	13
20	CONFLICT BETWEEN PROVISIONS	13
21	NOTICES	13
22	GOVERNING LAW AND JURISDICTION	14
23	LIST OF APPENDICES	14
24	COUNTERPARTS	14

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This framework agreement (the “Agreement”) is entered into on 7 July 2014 between

(1)	Maersk Tankers Singapore Pte Ltd, 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore (the “Sellers”); and

(2)	Euronav NV, 20 De Gerlachekaai, 2000 Antwerp, Belgium or a company to be nominated, such nominee to be fully guaranteed by Euronav NV (“Euronav”).

WHEREAS:

A.	The Sellers or their affiliated entities are the bareboat charterers of 4 VLCC vessels (as more particularly defined below, the “Vessels” and individually, a “Vessel”), and the Sellers have agreed to purchase the Vessels from their current owners.

B.	The Sellers have agreed to sell and the Buyers (as defined below) have agreed to buy the Vessels on an en bloc basis for a total price of USD 342,000,000 (United States Dollars Three Hundred and Forty TwoMillion) made up of each Allocated Purchase Price and otherwise on the terms and conditions set out in this Agreement and in the MOAs (as each expression is defined below).

C.	Three of the Vessels are on time charters to Euronav or its affiliates. The remaining Vessel (“Maersk Hakata”) is currently on time charter to another charterer (Cosmo Oil), and it is the intention to transfer the Vessel upon completion of the time charter.

D.	The Parties have agreed that each of the Vessels will be delivered separately to the Buyers and that the delivery date for each Vessel will be nominated by the Sellers in accordance with the provisions set out below and in the MOAs.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement the following terms and expressions shall have the meaning set out below:

“Acceding Buyer” shall have the meaning set out in Clause 3.1.

“Allocated Deposit” shall have the meaning set out in Clause 4.3.

“Allocated Purchase Price” shall have the meaning set out in Clause 4.2.

“Buyers” means Euronav and, upon the accession by an Acceding Buyer, that Acceding Buyer in relation to the relevant Vessel.

“Banking Days” means days on which banks are open in New York, Singapore, London, Antwerp and Copenhagen.

“Cancelling Date” means 150 days after the Effective Date.

“Charter Parties” means each of the time charter parties for the Vessels as listed in Appendix 5.

“Delivery Port” means any area or port worldwide, excluding any area or port within (i) the jurisdiction of the West Coast of the United States of America; and (ii) any nation prohibited under the laws of the United States of America, the United Nations or the European Union.

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“Delivery Window” means the dates set out against the name of each Vessel in Appendix 2.

“Deposit” shall have the meaning set out in Clause 4.3.

“Effective Date” means the date upon which (i) the Buyers have confirmed in writing to the Sellers that the conditions in Clause 12.1 have been satisfied or waived; and (ii) the Sellers have confirmed in writing to the Buyers that the conditions in Clause 12.3 have been satisfied or waived.

“Escrow Agreement” means the escrow agreement entered into on the same date as this Agreement between the Sellers, the Buyers and the Escrow Bank attached hereto as Appendix 4.

“Escrow Bank” means Nordea Bank Finland Plc, London Branch or such other bank to be mutually agreed.

“Escrow Funds” means the Deposit paid to and held by the Escrow Bank from time to time, in accordance with Clause 4.3 of the Agreement.

“Escrow Payment Letter” means an escrow payment letter to be given by the Sellers and the Buyers in accordance with Clause 4.3 of the Agreement and the Escrow Agreement.

“MOA” means the Norwegian Saleform 2012 Memorandum of Agreement with amendments for the sale of each Vessel made on the date of this Agreement between the Sellers and the Buyers in each case, in the forms attached as Appendices 1-A to 1-D inclusive to this Agreement.

“Parties” means each party to this Agreement and any Acceding Buyer nominated by the Buyers in accordance with Clause 3 of this Agreement.

“Purchase Price” shall have the meaning set out in Clause 4.1.

“Vessels” means the 4 VLCC vessels listed in Appendix 2 to this Agreement and individually, a “Vessel”.

2	Sale of the Vessels

2.1	The Sellers hereby agree to sell by way of an en bloc sale, and the Buyers agree to buy, the Vessels on the terms set out in this Agreement, including but not limited to the terms and conditions of the MOAs.

2.2	The Sellers hereby confirm to Euronav that as from the date of this Agreement, the Sellers shall not sell or charter out or agree to sell or charter out any of the Vessels.

3	Acceding Buyers

3.1	Any wholly owned subsidiary of the Buyers may accede to this Agreement (an “Acceding Buyer”) by way of (i) executing and delivering to the Sellers an accession deed in the form set out in Appendix 3 and (ii) delivering to the Sellers a copy of its certificate of incorporation and memorandum and articles of association, or equivalent constitutional documents. Upon execution and delivery of an accession deed by any Acceding Buyer and delivery of such constitutional documents, Euronav may nominate that Acceding Buyer as “Buyers” under a particular MOA in relation to the purchase of an individual Vessel on the terms and conditions of that MOA.

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3.2	Each MOA shall stand alone and the relevant Acceding Buyer shall be fully responsible to the Sellers only for the relevant obligations under this Agreement and the MOA in respect of the Vessel to be acquired by that Acceding Buyer.

3.3	Upon accession, each Acceding Buyer in respect of a Vessel’s classification records which have been inspected by Euronav, shall be deemed to have instructed Euronav to carry out such inspection on its behalf and the Acceding Buyer shall thus have the same rights and obligations as if the Acceding Buyer itself had inspected the Vessel’s classification records. It is noted that Euronav (on the Buyers’ behalf) have inspected and accepted the Vessels’ classification records. The Buyers have waived their right to physically inspect the Vessels and as a consequence the Buyers accept that the sale is outright and definite, subject only to the terms and conditions of this Agreement and each MOA.

3.4	Notwithstanding any nomination of an Acceding Buyer for one or more individual Vessel(s) pursuant to Clause 3.1, Euronav shall remain fully responsible for any and all the obligations of each of the Acceding Buyers under this Agreement and each MOA. In consideration of the Sellers entering into this Agreement and the MOAs, Euronav unconditionally and irrevocably guarantees and agrees to guarantee (as primary obligor and not as surety only) the performance of any Acceding Buyer’s obligations under this Agreement and the purchase of the individual Vessel under the relevant MOA. As a separate continuing obligation, Euronav indemnifies and agrees to indemnify the Sellers from and against any and all losses which the Sellers may suffer or incur as a consequence of the failure of an Acceding Buyer to fully perform all of its respective obligations under the relevant MOA in accordance with the terms thereof. The obligations of Euronav under this Clause shall remain in full force and effect notwithstanding (i) any intermediate settlement of the guaranteed or indemnified obligations, (ii) any amendment of this Agreement or any MOA, (iii) any event described in clause 7.1 affecting of any Acceding Buyer or (iv) any other event or matter whatsoever.

4	Purchase price and deposit

4.1	The total purchase price for all the Vessels is USD 342,000,000 (United States Dollars Three Hundred and Forty Two Million) (the “Purchase Price”).

4.2	The allocated purchase price for each of the Vessels is set out in Appendix 2 (each, an “Allocated Purchase Price”).

4.3	As security for the correct fulfilment of this Agreement Euronav shall pay on its own behalf and on behalf of the Acceding Buyers a deposit of 10% (ten per cent) of the Purchase Price, equal to USD 34,200,000 (United States Dollars Thirty Four Million Two Hundred Thousand) no later than 2 (two) Banking Days after the Effective Date (the “Deposit”). The Deposit shall be paid to the Escrow Bank no later than 2 (two) Banking Days after the Effective Date. This Deposit shall be placed as Escrow Funds with the Escrow Bank and held by it in an account in the name of the Sellers in accordance with the Escrow Agreement between the Sellers, the Buyers and the Escrow Bank attached hereto as Appendix 4 and the relevant part of the Deposit (being 10% (ten per cent) of the Allocated Purchase Price for that Vessel, each an “Allocated Deposit”) is to be released upon the Buyers and Sellers signing a protocol of delivery and acceptance in respect of that relevant Vessel or released as otherwise provided in this Agreement or the Escrow Agreement. Simultaneously with signing the protocol of delivery and acceptance the Sellers and the Buyers shall also be obliged to sign an Escrow Payment Letter under the Escrow Agreement thereby releasing the relevant Allocated Deposit. Interest on the Deposit, if any, shall be credited to the Buyers upon delivery of each Vessel by reference to the Allocated Deposit. Any fee charged for holding the Deposit shall be borne equally by the Sellers and the Buyers.

4.4	The remaining part of the Allocated Purchase Price (i.e. 90% (ninety per cent)) for a Vessel plus any other amount due under the relevant MOA shall be paid in full free of bank charges by way of conditional payments using SWIFT messages MT202 and MT199 to the Escrow Bank on delivery of the relevant Vessel or, subject to the consent of the Buyers’ financing bank, 1 (one) Banking Day prior to delivery.

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4.5	When the Vessel is in every respect physically ready for delivery in accordance with the terms of the relevant MOA, the Sellers shall give the Buyers a written Notice of Readiness for delivery in accordance with the terms of this Agreement and the relevant MOA. The Buyers shall then take delivery of the Vessel promptly but not later than 3 (three) Banking Days after the date that the Notice of Readiness has been given. The Allocated Deposit shall be released from the Escrow Funds in accordance with Clause 4.3 and paid to the Sellers for the relevant Vessel, and the Buyers and Sellers shall jointly instruct the Escrow Bank to release this amount by sending the Escrow Payment Letter simultaneously with the release of the payment of the remainder of the Allocated Purchase Price by the Buyers.

4.6	The Allocated Purchase Price of each Vessel and any other amounts due from the Buyers to the Sellers under this Agreement or each MOA shall be paid by the Buyers to the Sellers in full without any set-off, counterclaim, deduction or withholding unless such right of set-off, counterclaim, deduction or withholding is specified in this Agreement or the MOA.

5	Delivery of the Vessels

5.1	Each Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at the Vessel’s Delivery Port which is to be nominated by the Sellers in accordance with the terms of this Clause 5 and the relevant MOA.

5.2	Notwithstanding Clause 5.1, if the intended location of a Delivery Port entails a risk of an adverse tax effect for the Buyers or the Sellers as a result of the transfer of title to a Vessel, the Sellers and the Buyers shall be obliged to postpone submission of a Notice of Readiness and the transfer of title of such Vessel until the Vessel is in such location where there is no risk of such adverse tax effects. The Sellers and the Buyers shall cooperate in this respect, including evaluating the possibility of a transfer of title of the Vessel in international waters.

5.3	Subject to the other provisions of this Clause 5, delivery of the Vessels shall take place within the Delivery Window for each Vessel. At the time of delivery each Vessel shall be free from all encumbrances, taxes, mortgages and maritime liens and any other debts whatsoever, and shall not be subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against the consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

5.4	The Sellers shall nominate an estimated delivery date and time for each of the Vessels in the Sellers’ absolute discretion by giving the Buyers 20, 15, 10, 5 and 3 days’ notice of the estimated time of arrival at the anticipated Delivery Port or other place of delivery nominated by the Sellers in accordance with this Clause 5.

5.5	All Vessels shall be delivered (i) not earlier than 6 weeks after the Effective Date (for the Buyers’ financing purposes) and (ii) after completion of the upcoming voyage(s) of the relevant Vessel following the expiry of the aforementioned 6 weeks but delivery shall in all circumstances be effected no later than the Cancelling Date with the exception of Maersk Hakata which will be delivered upon completion of the Cosmo Charter. Latest four (4) weeks after the Effective Date Sellers will provide Buyers with a non-binding tentative delivery overview specifying current known schedule of each Vessel and identifying the upcoming voyage(s) for the purposes of (ii) above. As 3 of the Vessels are on time charters to Euronav or Euronav affiliates entities it is agreed that the abovementioned delivery process shall be conducted in good cooperation between the Parties. If Buyers have difficulty providing the technical management required to take Delivery of one or more Vessels, Sellers will use all reasonable efforts to offer technical management services for any or all of the 4 Vessels for a period up to 6 months from Delivery of the relevant Vessel(s) on each relevant Vessel against Buyers informing Sellers of the relevant Vessels no later than 10 days after receiving the non-binding tentative overview and with the Parties being obliged to co-operate in good faith should such notice provide a challenge to the Sellers. Such services will be provided at actual cost plus USD 20,000 in administration fee per month per Vessel as per executed Shipman agreed between the parties no later than 30 days after the Effective Date. The form of Shipman shall reflect that the Buyers shall not be responsible for Severance Costs or post-termination Management Fees, but the Buyers are responsible for pro rata Crew Support Costs in accordance with ordinary Maersk principles.

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5.6	In order to assist a smooth delivery of the Vessels as set out in this Clause 5 the Parties agree to cooperate in good faith (as may be reasonably required) in connection with the delivery of the Vessels.

5.7	As of the date of this Agreement and until delivery of the Vessels, the Sellers undertake not to employ the Vessels in contradiction with any sanctions against any sovereign nation issued by the European Union, United States of America or United Nations.

5.8	The Parties acknowledge that the Sellers are exiting the VLCC sector and that all spare parts and spare equipment relating to the Vessels are included in the sale. If any such spare parts and equipment are fleet spares and are not allocated to any specific Vessel they shall not be sold or otherwise disposed of during the currency of this Agreement and shall be delivered to the Buyers, immediately if required for a delivered Vessel’s operation, and in any case not later than 180 days after the Effective Date. The Sellers shall provide to the Buyers a list of critical spares and all spares as per vessel Planned Maintenance System and any other information reasonably requested in relation to spare parts and equipment and their location. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts taken out of spare and used as replacement on one of the Vessels prior to delivery of that Vessel.

5.9	The Sellers agree that spares shall be maintained at normal operating levels, properly stored and maintained or repaired (as necessary) until the time of delivery.

5.10	In respect of each Vessel where the Sellers are also the technical manager, notwithstanding any other provision to the contrary in this Agreement or any prior technical management agreement between Sellers and Buyers, it is agreed that in the period following the Effective Date until expiry or termination of the relevant technical management agreement, the Sellers are required to seek Buyers’ prior written approval to the quantity and price of any supply of lubricating or hydraulic oils or greases on the Vessels.

6	The Charter Parties

6.1	In respect of the Charter Parties for Maersk Hakone, Maersk Hirado and Maersk Hojo which are entered into with Euronav or Euronav affiliated entities, the Parties agree that these Charters shall either be cancelled or novated to the relevant Buyers and in both instances without any further approval from or compensation to the relevant charterers and/or Buyers save as provided in the relevant cancellation or novation agreement with regard to obligations, liabilities and claims accrued on account of the Sellers in their capacity as owners under the Charter Parties up to the effective date and time of cancellation or novation. In case a novation is required the Buyers shall have the right to request technical management in accordance with Clause 5.5. The Buyers shall assist with a suitable place for delivery in order to assist the Sellers with the delivery of the Vessels.

6.2	Maersk Hakata shall be delivered upon the completion of the Cosmo Charter Party. Maersk Hakata is due for special survey and dry dock in beginning of 2015 (around 1 March 2015) and any expense in this connection is to be for Buyers’ account.

7	General default provision

7.1	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either Party may terminate this Agreement with immediate effect by giving notice to the other Party if:

7.1.1	the other Party suspends payment of its debts, or is unable to pay its debts as they fall due or admits inability to pay its debts, or is deemed unable to pay its debts within the meaning of section 123 of the English Insolvency Act 1986; or

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7.1.2	the other Party defaults under any indebtedness for borrowed money, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”) or (b) results in the acceleration of such indebtedness prior to the maturity date on which the payment of principal is due and payable (excluding any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof); and, in each case, (i) the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates USD 20.0 million or more; and (ii) such circumstances reasonably impact upon the ability of the Party in default to perform their obligations under this Agreement or any of the MOAs; or

7.1.3	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party, and that petition, notice, resolution or order is not discharged within 14 (fourteen) days; or

7.1.4	an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the other Party, and that application, order, notice or appointment is not discharged within 14 (fourteen) days; or

7.1.5	a person becomes entitled to appoint a receiver over the assets of the other Party or a receiver is appointed over the assets of the other Party; or

7.1.6	the other Party is the subject of a bankruptcy petition or order, and that petition or order is not discharged within 14 (fourteen) days; or

7.1.7	the other Party fails to pay final judgments aggregation in excess of USD 20 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing) which judgments are not paid, discharged or stayed for a period of 60 days and such circumstances reasonably impact upon the ability of the Party in default to perform their obligations under this Agreement or any of the MOAs; or

7.1.8	the other Party suspends or ceases carrying on all or a substantial part of its business.

For the purposes of this Clause 7.1, the Sellers constitute one Party and the Buyers constitutes the other Party.

7.2	Should the Deposit not be paid in accordance with Clause 4.3, the Sellers shall have the right to terminate this Agreement with immediate effect by giving notice to the Buyers.

7.3	The remedies available to the Sellers in the case of the Buyers’ default under this Clause are set out in Clause 8, and the remedies available to the Buyers in case of the Sellers default under this Clause are set out in Clause 9.

8	Buyers’ default

8.1	Should the Allocated Purchase Price for a Vessel not be paid in accordance with this Agreement and the terms and conditions of the MOA, the Sellers have the right to either:

8.1.1	terminate the MOA for the Vessel, in which case the full amount of the Allocated Deposit remaining in the escrow account (as per Clause 4.3) together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ losses exceed the amount received in this way, the Sellers shall be entitled to claim further compensation from the Buyers for their losses in relation to that Vessel; or

8.1.2

terminate this Agreement (which for the avoidance of doubt include all of the MOAs relating to Vessels which have not been delivered) in which case the aggregate of (i) the Allocated Deposit in relation to that Vessel, and (ii) 30% of the balance of all of the remaining Escrow

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Funds after deduction of such Allocated Deposit together with interest earned, shall be forfeited and immediately released to the Sellers in full and final settlement of any claims which the Sellers might otherwise have against the Buyers under this Agreement and/or any of the MOAs (relating to Vessels which have not been delivered) and the remaining balance of the Escrow Funds together with any interest accrued thereon shall be immediately returned to the Buyers.

8.2	Should the Sellers terminate this Agreement under the provisions of Clause 7 (other than Clause 7.2), the full amount of the Escrow Funds (if any) together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ losses exceed any amount received in this way, the Sellers shall be entitled to claim compensation for their losses.

8.3	Should the Sellers terminate this Agreement under the provisions of Clause 7.2 (being a result of the Buyers not having paid the Deposit in accordance with the terms of this Agreement), the Sellers shall be entitled to claim compensation for their losses.

9	Sellers’ default

9.1	Should any Vessel become an actual, constructive or compromised total loss (in each case, as so determined by the Vessel’s insurers) before it has been delivered to the Buyers in accordance with this Agreement and the relevant MOA, such Vessel shall be excluded from the sale of the Vessels to the Buyers and the Purchase Price shall be reduced by the relevant Allocated Purchase Price. The Allocated Deposit for the Vessel shall promptly be released to the Buyers together with interest earned in relation to that Vessel and the relevant Acceding Buyers shall be fully and finally released by the Sellers from all of their obligations under this Agreement and the relevant MOA in relation to the relevant Vessel. Otherwise, this Agreement shall not be affected in any way. The Buyers shall not be entitled to terminate this Agreement or to bring any other claim whatsoever against the Sellers for this reason (except for a breach by the Sellers of this Clause 9.1) and likewise the Sellers shall not be entitled to bring any claim against the Buyers in such a total loss situation.

9.2	Subject to the provisions of Clause 9.1, should the Sellers fail to give Notice of Readiness in accordance with the terms and conditions of the MOA for any Vessel, or fail to be ready to validly complete a legal transfer of any Vessel by the Cancelling Date the Buyers shall have the option of terminating the MOA for any such Vessel. If, after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect and a new Notice of Readiness given within the Cancelling Date the Buyers shall retain their option to terminate the MOA for the Vessel. The Sellers shall indemnify the Buyers in respect of any losses arising from the withdrawal of a Notice of Readiness under this Clause 9.2.

9.3	Should the Buyers terminate the sale of a Vessel pursuant Clause 9.2 such Vessel shall be excluded from the sale of the Vessels to the Buyers and the Purchase Price shall be reduced by the relevant Allocated Purchase Price. The Allocated Deposit for the Vessel shall promptly be released to the Buyers together with interest earned in relation to that Vessel. Otherwise, this Agreement shall not be affected in any way. The Buyers shall not be entitled to terminate this Agreement or to bring any other claim whatsoever against the Sellers for this reason and likewise the Sellers shall not be entitled to bring any claim against the Buyers in such a situation.

9.4	Without prejudice to Clause 9.2, should the Buyers terminate this Agreement under the provisions of Clause 7, the full remaining balance of the Escrow Funds (together with interest earned thereon) shall be released to them immediately and the Buyers shall be entitled to claim further compensation for their losses.

10	Miscellaneous default provision

10.1	Apart from the right to terminate this Agreement as set out in the provisions of Clauses 7, 8, 9, the termination provisions of Clause 13 and the conditions of Clause 12, neither Party shall be entitled to terminate this Agreement for any reason whatsoever.

10.2	The termination of this Agreement for any reason whatsoever shall have no retrospective effect on the rights and obligations of the Parties in respect of any Vessels which have been delivered at such time.

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11	Signing

11.1	At the signing of this Agreement, the Sellers have delivered to the Buyers:

11.1.1	documentary evidence from relevant corporate bodies of the Sellers authorising the signing of this Agreement and the consummation of the transactions contemplated under this Agreement.

11.2	At the signing of this Agreement, the Buyers have delivered to the Sellers:

11.2.1	documentary evidence from relevant corporate bodies of the Buyers authorising the signing of this Agreement and the consummation of the transactions contemplated under this Agreement.

12	Conditions

12.1	Euronav’s obligation to consummate the transactions contemplated in this Agreement are subject to Euronav confirming to the Sellers in writing that the conditions set out in Clauses 12.1.1 are satisfied.

12.1.1	Euronav’s board approval The necessary approvals to the transactions contemplated by this Agreement have been obtained from Euronav’s board of directors.

12.2	If the Buyers have not confirmed to the Sellers in writing on or prior to 11 July 2014, 1200 hours CET that the conditions set out in Clause 12.1 have been satisfied or waived, this Agreement shall, unless otherwise agreed between the Parties, be null and void and of no further effect and without any liability on either Party.

12.3	The Sellers’ obligations to consummate the transactions contemplated by this Agreement are subject to the Sellers confirming to the Buyers in writing that the conditions set out in Clause 12.3.1 are satisfied.

12.3.1	Sellers’ board approval The necessary approvals to the transactions contemplated by this Agreement have been obtained from the Sellers’ executive committees and/or board of directors.

12.4	If the Sellers have not confirmed to the Buyers in writing on or prior to 7 July 2014, that the condition set out in Clause 12.3 has been satisfied, this Agreement shall, unless otherwise agreed between the Parties, be null and void and of no further effect and without any liability on either Party.

13	Governmental Approvals

13.1	The Buyers confirm they have made customary and reasonable inquiries to investigate if the consummation of the transactions contemplated by this Agreement and the MOAs require notification to or approval/clearance by any regulatory or competition authority in any jurisdiction. Should any notifications or approvals/clearances be required the Buyers are solely responsible for taking any and all steps necessary for obtaining any clearance(s) required by the Buyers and/or the Sellers under any antitrust or competition law to consummate the transactions under this Agreement and the MOA’s in accordance with the agreed delivery dates.

13.2	If relevant, the Buyers shall prepare and submit relevant submissions, filings, etc. as soon as reasonably practicable provided the Sellers have adequately and timely provided the Buyers with information and documents reasonably requested by the Buyers to fulfill their obligations. The Buyers and the Sellers shall cooperate in this respect and the Sellers shall be given reasonable time to comment on any submissions, filings, etc. and the Buyers shall take the reasonable comments of the Sellers into account.

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13.3	If the Buyers are not able or willing to consummate the transactions set forth herein due to lack of any required clearance or due to any other governmental approval related issue the Sellers shall be entitled to terminate this Agreement and the full amount of the Escrow Funds together with interest earned shall be forfeited and immediately released to the Sellers. If the Sellers’ losses exceed any amount received in this way, the Sellers shall be entitled to claim (further) compensation for their losses, however, up to a maximum amount of the amount of the Purchase Price not then received by the Sellers (after deduction of the Escrow Funds (if any) released to the Sellers).

14	Interest

14.1	If a Party fails to make any payment due to another Party under this Agreement by the due date for payment, then the defaulting Party shall pay interest on the overdue amount at the rate of 3% (three per cent) per annum above 3 months LIBOR as such is fixed on the date on which such failure to make payment occurs. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting Party shall pay the interest together with the overdue amount.

15	Assignment

15.1	Except for accession of an Acceding Buyer under Clause 3, neither Party shall assign, novate, transfer, mortgage, charge, subcontract or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other Party.

16	Confidentiality

16.1	Each Party undertakes that it shall not at any time during this Agreement, disclose the commercial terms of this Agreement and the MOAs or any information which should reasonably be considered to be private or confidential concerning the business (including, without limitation, any customer or suppliers) of the other Party to any person which is not (i) an employee, (ii) professional advisor, (iii) representative or (iv) director or officer of such Party and any agents or affiliates of such Party (on a need to know basis) (v) potential financing parties (and then only on a need to know basis) or except as may be required by law, court order or any governmental or regulatory authority.

16.2	No Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The parties shall consult together on the timing, contents and manner of release of any announcement, but it is expressly agreed that no announcements shall be made prior to the date and time referred to in Clause 16.5 herein.

16.3	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Party. The Party concerned shall make all reasonable attempts to agree the contents of the announcement with the other Party before making it.

16.4	This Clause 16 shall apply whether or not the Effective Date occurs.

16.5	The Parties may issue a press release/stock exchange announcement after 1800 hours CET on 11 July 2014 and shall use reasonable endeavours to agree the wording of such press release/stock exchange announcement with the other Party. If the Buyer is obliged by the rules of the relevant stock exchange to make such announcement, it may do so, but shall use reasonable endeavours to agree the wording of such press release/stock exchange announcement with the other Party.

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17	Representations and warranties

17.1	Each of the Parties represents and warrants to the other as follows:

17.1.1	it is a corporation duly established and existing under the laws of the place of its incorporation and has full power and authority to carry on its business as now conducted and no authorisations, consents or approvals are required in connection with this Agreement;

17.1.2	it has full power, authority and legal right to execute, deliver and perform the terms of this Agreement;

17.1.3	this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations (subject to insolvency and other laws affecting creditors’ rights generally); and

17.1.4	it is not aware of any pending actions or proceedings before any court of administrative agency which might materially affect its ability to perform its obligations under this Agreement.

17.2	The representations and warranties in this Clause shall survive execution and delivery of this Agreement and shall be deemed to be repeated by the Buyers at the time of accession of any Acceding Buyer to this Agreement and by both Parties on the date of delivery of each Vessel.

18	Interpretation

18.1	This Agreement and the MOAs constitute the entire agreement and understanding between the Parties and supersede and extinguish all previous drafts, agreements, arrangements, discussions, exchanges and understandings between them, whether written or oral, relating to its subject matter.

18.2	Each Party acknowledges that in entering into this Agreement and the MOAs it has not and does not rely on, and shall have no right or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement or any MOA.

18.3	Any terms implied into this Agreement or the MOAs by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Agreement shall limit or exclude any liability for fraud or for death or personal injury caused by the negligence of a Party to the extent not permitted by law.

18.4	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or any MOA or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

18.5	Without prejudice to the rights of any Acceding Buyer under this Agreement and the relevant MOA, no term of this Agreement or any MOA shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 (or otherwise) by any party who is not a Party to this Agreement.

18.6	Each of the Parties undertakes with the other to use its reasonable endeavours to do and perform such other and further acts and execute and deliver any and all other instruments as may be required by law or reasonably required by the other Party in order to establish, maintain and protect the rights and remedies of the other Party and to carry out and effect the intent and purpose of this Agreement.

18.7	The Parties shall use reasonable endeavours to satisfy, in a timely manner, their other obligations under this Agreement.

18.8	This Agreement may be executed in counterparts each of which will constitute one and the same document.

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19	Costs and expenses

19.1	Whether or not the Effective Date occurs, each of the Parties shall bear their own costs and expenses including (i) fees with respect to their external advisors, including auditors and lawyers and (ii) public charges of any nature.

20	Conflict between provisions

20.1	The Appendices attached to the Agreement shall form an integrated part hereof. In case of any ambiguity or conflict between the provisions of this Agreement (excluding the ambiguous or conflicting Appendix) and the provisions of any Appendix (including, without limitation, any MOA), the terms of this Agreement (excluding the ambiguous or conflicting Appendix) shall prevail.

21	Notices

21.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter (by courier/hand delivery) or E-mail as follows:

If to Maersk Tankers Singapore Pte Ltd:

c/o Maersk Tankers A/S

Esplanaden 50

1098 Copenhagen K

Denmark

For the attention of: Head of Business Development

Email: claus.gronborg@maersk.com

cc

For the attention of: Head of Legal

Email: anette.ryde@maersktankers.com

If to the Buyers:

Euronav NV

20 De Gerlachekaai

2000 Antwerp

Belgium

For the attention of: Chief Executive Officer

Email: management@euronav.com

cc

For the attention of: General Counsel

Email: legal@euronav.com

or any substitute address or Email-address or department or officer as any Party may notify to the other Party.

21.2	The receipt of any notices or other communication from a Party made by E-mail shall also be forwarded by letter (by courier/hand delivery) unless the E-mail is confirmed as received by the other Party.

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22	Governing law and jurisdiction

22.1	This Agreement or any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

22.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

22.3	The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

22.4	In the event that there are multiple claimants and/or multiple respondents, the reference shall be to three arbitrators. Two of these shall be appointed by the Parties as defined in this Agreement: one by the Sellers for their party in the dispute (either the claimants or the respondents), and one by the Buyers (which shall include any Acceding Buyer) for their party in the dispute. Otherwise, the appointment of arbitrators shall follow the procedure set out in Clause 22.3.

22.5	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

22.6	In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

23	List of Appendices

23.1	The following Appendices are attached to this Agreement:

Appendix 1-A to 1-D:	MOAs for the sale of each Vessel

Appendix 2:	List of the Vessels and Delivery Windows

Appendix 3:	Form of Accession Deed

Appendix 4:	Escrow Agreement

Appendix 5:	List of Time Charters

24	Counterparts

24.1	This Agreement and each of the MOAs may be executed in any number of counterparts, each of which shall constitute an original, but all counterparts shall together constitute one and the same instrument.

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This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of
Maersk Tankers Singapore Pte Ltd as Sellers

By:	/s/ Claus Gronborg

Name:	Claus Gronborg

Title:	Attorney-in-fact

For and on behalf of
Euronav NV as Buyers and Guarantor

By:	/s/ Hugo De Stoop

Name:	Hugo De Stoop

Title:	CFO

By:	/s/ Egied Verbeeck

Name:	Egied Verbeeck

Title:	General Counsel

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Appendix 1 – MOA for the sale of each Vessel

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Appendix 2 – List of the Vessels

List of the Vessels

Name of Vessel	Allocated Purchase Price	Delivery Window
Maersk Hakata	USD 80,000,000 (United States Dollars Eighty Million)	As nominated by the Sellers in accordance with Clause 5

Maersk Hakone	USD 80,000,000 (United States Dollars Eighty Million)	As nominated by the Sellers in accordance with Clause 5

Maersk Hirado	USD 86,000,000 (United States Dollars Eighty Six Million)	As nominated by the Sellers in accordance with Clause 5

Maersk Hojo	USD 96,000,000 (United States Dollars Ninety six Million)	As nominated by the Sellers in accordance with Clause 5

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Appendix 3 – Form of Accession Deed

To:	Maersk Tankers Singapore Pte Ltd

Cc:	[—]

From:	[ ], as Acceding Buyer

Dated:	[ ]

Dear Sirs,

Framework Agreement in relation to the sale of VLCC vessels – Accession Deed

We refer to the Framework Agreement dated 7 July 2014 (the “Agreement”), as amended, supplemented and restated from time to time, and amongst others made between Maersk Tankers Pte Ltd, as Sellers and Euronav NV as Buyers.

This is an accession deed.

Terms defined in the Agreement shall, unless otherwise defined therein, have the same meaning when used herein.

1.	[ ] is a limited company duly incorporated under the laws of [ ] with company registration number [ ], having its address at [ ].

2.	We confirm that we are a wholly owned subsidiary of Euronav NV; and

3.	We agree that we shall become a Party to the Agreement as Acceding Buyer immediately upon signing this accession deed.

4.	The provisions in Clause 22 of the Agreement in respect of choice of law and jurisdiction shall apply to this accession deed as if set out in full herein.

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THIS ACCESSION DEED has been executed by the parties mentioned below as a DEED and is delivered on the date stated above.

[Acceding Buyer]

[EXECUTED as a DEED	]
By: [Acceding Buyer]	)

Director

Director/Secretary

OR

[EXECUTED as a DEED
By: [Acceding Buyer]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness

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Acknowledged by Euronav NV
as Guarantor

Signature of Director

Name of Director

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Appendix 4 – Escrow Agreement

Execution Version

Maersk Tankers Singapore Pte Ltd

as Sellers

and

Euronav NV

as Buyers

and

Nordea Bank Finland Plc, London Branch

as Escrow Agent

Escrow Agreement

July 2014

This Escrow Agreement is made on	7 July 2014

Between:

(1)	Maersk Tankers Singapore Pte Ltd, having its registered office at 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore as sellers (the “Sellers”);

(2)	Euronav NV, having its registered office at 20 De Gerlachekaai, 2000 Antwerp, Belgium; (the “Buyers”); and

(3)	Nordea Bank Finland Plc, London Branch, having its registered office at 8th Floor City Place House, 55 Basinghall Street, London EC2V 5NB, United Kingdom (the “Escrow Agent”),

together the parties.

Whereas:

(A)	Sellers and Buyers entered into a Framework Agreement regarding the sale of 4 VLCC vessels on 7 July 2014 (the “Agreement”) pursuant to which it was agreed that the parties would sign this Escrow Agreement and abide by its terms in relation to the payment of certain funds under the Agreement.

(B)	Pursuant to the Agreement the Sellers and the Buyers entered into four Memoranda of Agreement in respect of the 4 VLCC vessels which constitute an integrated part of the Agreement.

(C)	Nordea Bank Finland Plc, London Branch wishes to agree to act as escrow agent as aforesaid on the terms and subject to the conditions of this Escrow Agreement.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Escrow Agreement, capitalised terms shall have the meanings ascribed to them below:

Escrow Account means the escrow account opened in the name of the Sellers and to be established by the Escrow Agent for the purposes of holding monies pursuant to the terms of this Escrow Agreement and the Agreement;

Escrow Agent Fee means the amount of USD 5,000 for each delivery of a Vessel to be paid with 50% by the Sellers and 50% by the Buyers to the Escrow Agent in accordance with Clause 3.3;

Escrow Funds means the amount of funds (as set out in Clause 4.3 of the Agreement) held in the Escrow Account from time to time pursuant to the terms of this Escrow Agreement, including any accrued interest thereon;

Escrow Payment Letter means the payment instructions to the Escrow Agent by the Sellers and the Buyers in the form set out in Part A of the Schedule to this Escrow Agreement;

Escrow Agreement means the agreement herein entered into.

1.2	In this Escrow Agreement (except where the context otherwise requires):

(a)	Unless otherwise stated, words and expression defined in the Agreement shall have the same meaning in this Escrow Agreement;

(b)	words in the singular include the plural and vice versa and words importing any gender include every gender;

(c)	references to persons include individuals, firms, partnerships, limited liability partnerships, companies, bodies corporate, corporations, unincorporated associations, governments, authorities, agencies and trusts (in each case, whether or not having separate legal personality) wherever situated;

(d)	any phrase introduced by the term including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding that term;

(e)	references to liabilities are to all liabilities of any nature whatsoever, including actual or contingent liabilities and unquantified or disputed liabilities (and liability shall be construed accordingly);

(f)	references to costs include costs, charges and expenses of every description;

(g)	any reference to a document being in the agreed form means a document in the form agreed, and signed or initialled for the purposes of identification only, by or on behalf of each of the parties, with such alterations (if any) as may subsequently be agreed by or on behalf of each of the parties;

(h)	references to documents being signed by an authorised signatory of a party shall mean that such documents are to be signed by a person notified to Escrow Agent as being an authorised signatory on behalf of such party, such notice not to be effective unless it is served in accordance with the provisions of Clause 8 and includes the specimen signature of the relevant authorised signatory;

(i)	references to Clauses are to Clauses of this Escrow Agreement; and

(j)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

2	Obligations of the parties

2.1	Escrow deposits

The Buyers shall deposit the Escrow Funds into the Escrow Account in such amounts and at such times as required under Clause 4.3 of the Agreement.

3	Appointment as Escrow Agent

3.1	Nordea Bank Finland Plc, London Branch is hereby instructed by the other parties to this Escrow Agreement on the terms of this Escrow Agreement and agrees to hold the Escrow Funds as escrow agent for their benefit and to accept payments in, make payments from and otherwise operate the Escrow Account as specified in this Escrow Agreement.

3.2	The Escrow Agent is instructed as soon as reasonably practicable following the date of this Escrow Agreement to:

(a)	open an interest-bearing Escrow Account at the best available rate offered by the Escrow Agent; and

(b)	notify the Sellers and the Buyers of the account details of the Escrow Account in accordance with the provisions of Clause 8 (Notices).

3.3	Each of the Sellers and Buyers agree to pay the Escrow Agent, in advance of each delivery of a Vessel, 50% of the full amount of the Escrow Agent Fee (being USD 5,000) in consideration for acting as escrow agent pursuant to this Escrow Agreement.

3.4	The term of this Escrow Agreement shall commence on the date of this Escrow Agreement and shall continue until the release of the entire amount of the Escrow Funds to the Sellers or the Buyers (as the case may be in accordance with the provisions of this Escrow Agreement), provided that Clauses 5 to 10 (inclusive) shall remain in full force and effect.

3.5	Sellers and Buyers acknowledge and agree that the Escrow Agent shall have the right to request such documents and evidence as it may require in order to comply with applicable laws and regulations to validate the identity of the Sellers and Buyers and identity and authority of the individuals signing this request and any other instructions on behalf of either the Sellers and/or the Buyers.

3.6	Interest on the Escrow Funds shall be credited to the Escrow Account in accordance with the Escrow Agent’s usual practices.

3.7	The Escrow Agent does not have any interest in the Escrow Funds but merely holds the Escrow Funds as escrow agent pursuant to the terms of this Escrow Agreement.

4	Release of Escrow Funds

4.1	Payments during the term of the Agreement or on termination of the Agreement

4.1.1	The Escrow Agent is hereby irrevocably authorised by each of the Buyers and the Sellers to pay and, subject to receipt of the monies payable by the Buyers into the Escrow Account pursuant to and in accordance with the Agreement, the Escrow Agent hereby irrevocably undertakes, as soon as practicable following the receipt of an Escrow Payment Letter duly signed by both the Sellers and the Buyers, to pay such amount as is referred to in the relevant Escrow Payment Letter to the following bank account of the Sellers or the Buyers (as the case may be):

Sellers:

BANK USD:

Bank Name: The Hongkong and Shanghai Banking Corporation

Branch name: COLLYER QUAY BRANCH

Address: 21 COLLYER QUAY, #02-00 HSBC BUILDING, SINGAPORE 049320

Swift Code: HSBCSGSG

Bank Code: 7232

USD current account no.: 260-772280-178

Favouring: Maersk Tankers Singapore Pte Ltd

Buyers:

BANK USD:

Bank name: Nordea Bank Norge ASA

Swift Code: NDEANOKK

IBAN: NO0660190443909

4.1.2	In the event the Agreement provides that all or any portion of the Escrow Funds are to be released to Sellers or the Buyers, the Sellers and the Buyers shall as soon as reasonably practicable, and in any event within 7 days of the incurrence of such right, sign an Escrow Payment Letter instructing the Escrow Agent to pay all or the applicable portion of the Escrow Funds to the Sellers’ or Buyers’ account (as the case may be).

4.2	Dispute Over Release of Escrow Funds

4.2.1	If the Sellers and the Buyers are in dispute of which party is entitled to the Escrow Funds, then a resolution of any such dispute shall be determined in accordance with Clause 22 of the Agreement. After the resolution of such a dispute, the Sellers and the Buyers shall, as soon as reasonably practicable, and in any event within 7 days of the resolution of such dispute sign an Escrow Payment Letter instructing the Escrow Agent to pay the Escrow Funds into the Sellers’ or Buyers’ bank account.

4.2.2	In case the Sellers and the Buyers do not deliver to the Escrow Agent an Escrow Payment Letter as per Clause 4.2.1 above, the Escrow Agent is hereby irrevocably authorised by each of the Buyers and the Sellers to pay and the Escrow Agent hereby irrevocably undertakes (as soon as reasonably practicable) to pay the relevant amount of the Escrow Funds to the Sellers or the Buyers (as the case may be) in accordance with a final and non-appealable decision rendered pursuant to Clause 22 of the Agreement. The Escrow Agent shall be obligated to make such payment as soon as reasonably practicable following receipt by the Escrow Agent of such final and non-appealable decision, but in any event within seven (7) days after receipt thereof. In such case payments by the Escrow Agent shall be made to the accounts of the Sellers or the Buyers (as the case may be) set forth in Section 4.1.1.

4.3	Escrow Payment Letter

4.3.1	The Escrow Payment Letter shall be valid if it has been signed:

(a)	in the case of the Sellers, on their behalf by each of the authorised signatories specified in Part B of the Schedule, an example of whose signature in each case appears beside their name;

(b)	in the case of the Buyers, on their behalf by each of the authorised signatories specified in Part C of the Schedule, an example of whose signature in each case appears beside their name,

or such other person(s) as the Sellers or the Buyers shall notify to the Escrow Agent in writing as an authorised signatory, such notice not to be effective unless it includes the specimen signature of the new authorised signatory.

4.4	Payment instructions made in accordance with this Escrow Agreement shall be deemed to be a full and adequate discharge by each of the Sellers and the Buyers of their respective obligations to procure payments under the terms of this Escrow Agreement.

4.5	Any payment by the Escrow Agent under this Agreement shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law.

4.6	If the Escrow Agent is required by law to make a deduction or withholding, it will not pay an additional amount in respect of that deduction or withholding to the relevant Party.

4.7	The Escrow Agent confirms that it will not release any of the Escrow Funds or interest accrued on it otherwise than in accordance with this Escrow Agreement.

5	Warranties and undertakings

5.1	Each party to this Escrow Agreement warrants to each of the other parties that:

(a)	it has the power and authority to enter into and perform its obligations under this Escrow Agreement,

(b)	when executed, its obligations under this Escrow Agreement will be binding on it; and

(c)	execution and delivery of, and performance by it of its obligations under this Escrow Agreement will not result in any breach of applicable law.

6	Duties and indemnity

6.1	Subject to the Escrow Agent’s receipt of the Escrow Funds paid by the Buyers pursuant to the Agreement, the Escrow Agent shall hold such amounts on the terms and conditions of this Escrow Agreement.

6.2	Payments made by the Escrow Agent to the Sellers’ or Buyers’ accounts as set forth above shall be deemed to be a full and adequate discharge by the Escrow Agent of its obligations to make or procure payments under the terms of this Escrow Agreement.

6.3	The Escrow Agent may assume that any statement made in any written instruction given pursuant to this Escrow Agreement is correct and it shall not be liable for any loss occasioned to any party by virtue of any such statement being incorrect. The Escrow Agent shall be entitled to rely on any such statement and on any communication reasonably believed by it to be genuine and to have been signed by persons duly authorised to do so.

6.4	If the Escrow Agent receives:

(a)	two communications both appearing to be in conformity with this Escrow Agreement which, in its opinion, conflict with one another; or

(b)	any communication purporting to conform with this Escrow Agreement which, in its opinion, fails so to conform,

the Escrow Agent shall not be obliged to take any action whatsoever until all parties jointly instruct the Escrow Agent in writing (signed by the authorised signatory of each party) in relation thereto.

6.5	The Escrow Agent undertakes to perform only such duties as are expressly set out in this Escrow Agreement.

6.6	The parties other than the Escrow Agent agree, except in respect of any liabilities resulting from the Escrow Agent’s own gross negligence, bad faith, fraud or wilful misconduct:

(a)	that the Escrow Agent will not be liable to any of them for; and

(b)	jointly and severally to indemnify and hold harmless the Escrow Agent against,

any and all liabilities (including, without limitation, in respect of any bank charges) arising out of or in connection with this Escrow Agreement or the Escrow Account.

6.7	In consideration of the Escrow Agent’s agreement to hold and to deal with the Escrow Funds and the interest accruing thereon in accordance with this Escrow Agreement, each of the parties (other than the Escrow Agent) (together the Indemnitors):

(a)	agrees that the Escrow Agent’s only duty pursuant to this Escrow Agreement is to hold and to deal with the Escrow Funds and the interest accruing thereon and, save insofar as specified in this Escrow Agreement, the Escrow Agent owes no duty (whether of care or otherwise) to any Indemnitor;

(b)	agrees that the Escrow Agent’s obligations in relation to payment of the Escrow Funds in accordance with this Escrow Agreement shall be fully discharged when it, to the extent it is legally able to do so, has transferred the amounts of such payments to the appropriate accounts of the Buyers or Sellers (as the case may be) in accordance with this Escrow Agreement, whereupon the Escrow Agent shall be released in full from all undertakings and obligations undertaken by it under the terms of this Escrow Agreement with respect to such payments;

(c)	agrees that the Escrow Agent shall, not be, except in the case of any gross negligence, bad faith, fraud or wilful misconduct on its part:

(i)	in any circumstances, under any duty or obligation to check whether any notice or instruction, or any signature thereon, or the content thereof, is correct, genuine or valid or has been made on the correct basis and the Escrow Agent may rely conclusively upon any notice (including, for the avoidance of doubt, a facsimile of electronic version thereof) which it receives and believes to be genuine and the Escrow Agent may assume that the same has been properly signed by a duly authorised person (whether or not this is the case) without liability for the consequences of such reliance provided that the signature conforms prima facie with the specimen signature provided to the Escrow Agent and it shall be conclusively presumed in the Escrow Agent’s favour (but not, for the avoidance doubt, for purposes of any dispute between the Buyers and Sellers) that any amount stated to be due or payable in the same is, in fact, so due or payable;

(ii)	obliged to pay any monies to any person except to the extent of the Escrow Funds (and any interest accrued thereon) held by the Escrow Agent in the Escrow Account from time to time;

(iii)

held in any way responsible to account for any loss which any Indemnitor may incur as a result of anything which the Escrow Agent does or purports or omits to do in good faith in connection with this Escrow Agreement or any notice which the Escrow Agent receives and which it believes to be authorised under the terms of this Escrow Agreement or within its rights or powers under the terms of this

Escrow Agreement, or as a result of anything which the Escrow Agent does or purports or omits to do in good faith (including in accordance with the advice of solicitors or legal counsel (who may be of the Escrow Agent’s own choosing), or as a result of any mistake of fact or error of judgement or for any acts or omissions of any kind;

(iv)	required to begin or defend any legal proceedings of any kind in connection with this Escrow Agreement and that the Escrow Agent is expressly authorised to comply with and obey all and any orders, judgements or decrees of any court or any liquidator or other insolvency practitioner having jurisdiction over any of the Escrow Funds and/or any of the parties hereto and in the event that the Escrow Agent shall obey or comply with any such order, judgement or decree the Escrow Agent shall not be liable to any person whatsoever for such compliance; and

(d)	undertakes, jointly and severally with each other Indemnitor, to indemnify and hold the Escrow Agent free and harmless from and against any and all claims, costs, (including any costs incurred pursuant to payment of the Escrow Funds into, or the transfer of all or part of the Escrow Funds out of, the Escrow Account and reasonable legal fees, including the Escrow Agent’s own legal costs using its usual charging rates for its solicitors), damages, expenses, losses and liabilities (other than arising out of the Escrow Agent’s gross negligence, bad faith, fraud or wilful misconduct) which may be brought against or imposed upon or incurred by the Escrow Agent in connection with its acting as escrow agent in relation to the Escrow Funds or any sum held or dealt with under the terms of this Escrow Agreement or which would not have been brought against, imposed upon or incurred by the Escrow Agent but for the Escrow Agent acting in such capacity under this Escrow Agreement, including any litigation or other proceeding of any kind connected with this Escrow Agreement or the arrangements contemplated thereby, whether or not the same arise as a consequence of any Indemnitor’s actions and whether brought by any Indemnitor or otherwise.

(e)	Notwithstanding the Escrow Agent’s other obligations and duties under this letter, the Escrow Agent may refrain from doing anything which would in its reasonable opinion:

(i)	be contrary to English law or any other relevant jurisdiction (including in any place where the Escrow Agent has an office or carries on the practice of law);

(ii)	be contrary to any requirement of any court of competent jurisdiction or any supervisory or regulatory authority; or

(iii)	otherwise render the Escrow Agent liable to any other person.

(f)	Each Indemnitor undertakes to each other and to the Escrow Agent to do, and to use reasonable efforts to procure that any necessary third party shall do, all such things, sign all such documents and give promptly all such notices as shall be required under this Escrow Agreement.

6.8	[Intentionally Omitted]

6.9	The Escrow Agent shall be entitled to be indemnified in accordance with the provisions of this Escrow Agreement in respect of any costs properly incurred by the Escrow Agent in obtaining legal advice reasonably necessary to enable it to perform its duties under this Escrow Agreement. For the avoidance of doubt, the forgoing does not include costs arising out of the Escrow Agent’s gross negligence, bad faith, fraud or wilful misconduct.

6.10	Sellers and Buyers acknowledge and agree that the Escrow Agent does not accept any responsibility for the authenticity, regularity, validity or value of documents handled by the Escrow Agent on our behalf nor does it accept any responsibility for the correctness of any translation or the interpretation of any terms appearing in such documents. However, the Escrow Agent shall be required to exercise due care in accordance with standard banking practice.

6.11	Sellers and Buyers acknowledge and agree that the Escrow Agent does not accept responsibility for any loss or delay arising from any communication systems or external clearing systems or other reasons beyond its control, suffered in connection with the carrying out of the instructions hereunder or if, for any reason beyond its control or as a result of any applicable law, it is not able or permitted to perform its obligations or carry out the instructions pursuant to the terms of this letter including the repayment of the Escrow Funds or credit balance, provided that such loss is not caused by the Escrow Agent’s gross negligence, bad faith, fraud or willful misconduct.

6.12	Sellers and Buyers represent and warrant that the information set out in this Escrow Agreement is correct, and that the resolution (or other appropriate authorisation) forwarded to the Escrow Agent by Sellers and Buyers has not been amended or revoked and remains in force.

6.13	Sellers and Buyers hereby consent to the Escrow Agent disclosing any information concerning Sellers and Buyers to any of the banking companies in the Nordea group of companies if such disclosure is necessary for the purposes of the transactions contemplated or referred to in this letter.

6.14	[Intentionally Omitted]

6.15	The Sellers and Buyers, acting together, may at any time replace the Escrow Agent by giving written notice to such effect, and the details of a successor Escrow Agent, to the Escrow Agent. Within 5 Business Days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Funds to the successor Escrow Agent. In the event that the Escrow Agent is replaced, the Buyer and Seller will pay to the Escrow Agent 50% of the total Escrow Agent Fee.

7	Entire Agreement

7.1	This Escrow Agreement and the Agreement set out the whole agreement between the parties with respect to the escrow arrangements set out herein. No party shall have any claim or remedy in relation to such escrow arrangements in respect of any statement, representation, warranty or undertaking made by or on behalf of another party which is not expressly set out or referred to in this Escrow Agreement or the Agreement. Except for any liability in respect of breach of this Escrow Agreement or the Agreement, no party shall owe any duty of care or have any liability in tort or otherwise to another party in relation to such escrow arrangements. This Clause shall not exclude any liability for, or any remedy in respect of, fraudulent misrepresentation.

8	Notices

8.1	Any notice in connection with this Escrow Agreement shall be in writing, in English and delivered by hand, email, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of receipt by the sender of a transmission report showing the communication to have been sent in its entirety, if delivered by fax, provided that in either case, where delivery occurs on a day that is not a Business Day or after 4.00pm on a Business Day, notice shall be deemed to have been received at 9.00am on the next following Business Day.

8.2	The addresses and fax numbers of the parties for the purpose of Clause 8.1 are:

The Sellers

Maersk Tankers Singapore Pte Ltd

C/O Maersk Tankers A/S

Esplanaden 50

1263 Copenhagen K

Denmark

For the attention of: Head of Business Development

Email: claus.gronborg@maersktankers.com

cc

For the attention of: Head of Legal

Email: anette.ryde@maersktankers.com

or such other address as the Sellers may notify to each party hereto by not less than five clear Business Days notice.

The Buyers

Euronav NV

20 De Gerlachekaai

2000 Antwerp

Belgium

For the attention of: Chief Executive Officer

Email: management@euronav.com

cc

For the attention of: General Counsel

Email: legal@euronav.com

or such other address as the Buyers may notify to each party hereto by not less than five clear Business Days notice.

The Escrow Agent

Nordea Bank Finland Plc, London Branch

8th Floor City Place House

55 Basinghall Street

London EC2V 5NB

United Kingdom

For the attention of: Jesper Hansen

Email: jesper.hansen@nordea.com

Fax: +44 (0) 20 7726 9186

or such other address as the Escrow Agent may notify to each party hereto by not less than five clear Business Days notice.

9	Counterparts

This Escrow Agreement may be executed in any number of separate counterparts, each of which is an original but all of which together shall constitute one and the same instrument.

10	Governing law and jurisdiction

This Escrow Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts to settle any dispute arising hereunder.

Schedule 1

PART A

Escrow Payment Letter

To:

Nordea Bank Finland Plc, London Branch

8th Floor City Place House

55 Basinghall Street

London EC2V 5NB

United Kingdom

Dear Sirs

Escrow Payment Letter re Framework Agreement between Maersk Tankers Singapore Pte Ltd and Euronav NV entered into on 7 July 2014 (the “Agreement”)

We refer to the escrow agreement dated 7 July 2014 between Maersk Tankers Singapore Pte Ltd, Euronav NV, Nordea Bank Finland Plc, London Branch relating to the Agreement (the “Escrow Agreement”).

In accordance with clause 4 of the Escrow Agreement we hereby give you notice to pay

(i)	to [Sellers]/[Buyers] the amount of USD[—] out of the Escrow Account referred to in the Escrow Agreement in relation to [vessel], or [all monies credited to the Escrow Account]; and

(ii)	to [Sellers]/[Buyers] the interest (if any) accrued on the above amount in each case to such accounts as set out in the Escrow Agreement (or subsequently notified to you as Escrow Agent in accordance with the provisions of the Escrow Agreement).

On behalf of

Euronav NV, as Buyers

On behalf of

Maersk Tankers Singapore Pte Ltd, as Sellers

Authorised signatories

Part B: The Sellers’ authorised signatories

Name	Signature

Part C: The Buyers’ authorised signatories

Name	Signature

Execution page

Escrow Agreement

In witness of which this document has been executed by the parties Agreement and delivered on the date set out at the beginning of this Escrow Agreement.

Executed by Euronav NV,

sign here:

[name and title of authorised signatory]

	print name:	Hugo De Stoop

CFO

sign here:

[name and title of authorised signatory]

	print name:	EGIED VERBEECK

General Counsel

Executed by
Maersk Tankers Singapore Pte Ltd,

sign here:

[name and title of authorised signatory]

	print name:	CLAUS GRONBORG VICE PRESIDENT

sign here:

[name and title of authorised signatory]

print name:

Signed on behalf of Nordea Bank Finland Plc, London Branch

sign here:

[name and title of authorised signatory]

print name:

sign here:

[name and title of authorised signatory]

print name:

Appendix 5 – List of Charter Parties

List of the Vessels

Name of Vessel	Date	Charterer
Maersk Hakata	“Maersk Hakata – CP 25 Jan 2013”	Cosmo Oil Co., Ltd

Maersk Hakone	5 February 2014	Tara Transport Corporation (liberia), guaranteed by Carras Ltd

Maersk Hirado	5 February 2014	Euronav NV

Maersk Hojo	5 February 2014	Euronav NV

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